For Immediate Release: September 25, 2018

Amanda Gorsche Miller
Vice President, Digital Marketing and Communications
Griffin Capital Company
amiller@griffincapital.com
Office Phone: 949-270-9373
Cell Phone: 949-433-9189

Photo: Franklin Center at 6841 Benjamin Franklin Drive in Columbia, MD.
Griffin Capital Essential Asset REIT Reports Robust 2018 Leasing Activity
El Segundo, Calif. (September 25, 2018) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”), announced several recently executed major lease transactions showcasing the proactive, value-added asset management capabilities of the REIT's advisor (the “Advisor”). The five lease transactions detailed below represent 606,250 square feet or 3.01% of the REIT’s total portfolio. The four renewal or replacement tenants had an average remaining lease term of only 2.0 years prior to adding approximately 7.2 years of additional duration. Combined with a new lease totaling 10.0 years of primary term, the collective lease duration for this group of tenant leases totals 9.3 years on average, thereby increasing the portfolio total to 6.6 years of remaining lease term as of this date.

“This significant leasing activity demonstrates the management team’s creativity, tenacity and persistence in executing renewal, replacement and new lease transactions that both maintain and add value to the portfolio,” said REIT President and Chief Investment Officer Michael Escalante.

The transactions showcase the Advisor’s capabilities to create optimal outcomes for both the tenants and the REIT.

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“Each leasing situation is different,” said Mr. Escalante. “These transactions vary in execution complexity, but the common element tying them together is our Advisor’s ability to utilize its extensive knowledge and contacts, listen to the tenant’s needs, understand their current or potential use of the buildings, and craft an economic solution that works for everyone. We are very pleased with the results.”

The leasing activity includes the following:

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Leidos, Inc. extended its lease for 110,300 square feet at Franklin Center through July 2026. Including the extension, Leidos will have been in occupancy since August 2009, for a total of 17 years at lease expiration. The 200,600-square-foot property is located at 6841 Benjamin Franklin Drive in Columbia, MD. Franklin Center is well-suited for Leidos due to its easy accessibility to both Washington, D.C., Baltimore and the U.S. Army installation at Fort Meade.

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PPG Industries, Inc. (“PPG”) signed a new 10-year direct lease to secure its occupancy through December 31, 2030, at 400 Bertha Lamme Drive in Cranberry Township, PA. PPG, which has an investment-grade credit rating of 'A-' from S&P, previously subleased the entire 118,000-square-foot property as its Architectural Finishes headquarters from October 2013 through the end of 2020. The existing tenant agreed to a lease termination effective December 31, 2020 to accommodate PPG’s long-term requirement, which will now exceed 17.2 years in total from the point they originally occupied their space.

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Community Insurance Company, Inc. renewed its lease for 223,500 square feet for the entirety of 4241 Irwin Simpson Road in Mason, OH, through November 30, 2026. Community Insurance, which would have otherwise expired in early 2019, will have been in occupancy for a total of 22.9 years including its newly extended term. Community Insurance also fully occupies an adjacent 213,000-square-foot building that is owned by the REIT.

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Two new tenants will move into the 222,700-square-foot Parkland Center, located at 11200 West Parkland Avenue in Milwaukee, WI. Fidelity Information Services LLC (“FIS”) leased 124,550 square feet for an eight-year term commencing in January 2019 and ending December 2026. The REIT negotiated a lease termination with Molina Healthcare, whose occupancy requirements had changed, to facilitate the FIS transaction. The Molina lease was otherwise set to expire in December 2022. Equiniti Trust Company will lease 29,900 square feet for a 10-year term commencing in October 2018.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered, non-traded REIT with a portfolio, as of June 30, 2018, of 76 office and industrial properties totaling 20.1 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with approximately $11 billion* in assets under management as of August 31, 2018. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of August 31, 2018.
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